UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2017

The Crypto Company

(Exact name of registrant as specified in its charter)

Nevada	000-55726	46-4212105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23805 Stuart Ranch Road, Suite 235 Malibu, CA	90265
(Address of principal executive offices)	(Zip Code)

(424) 228-9955

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 23, 2017, The Crypto Company, a Nevada corporation (the “Company”), entered into an Equity Purchase Agreement (the “Original Agreement”) with Coin Tracking e.K. (“the e.K”), a sole proprietorship formed under the laws of the Republic of Germany (“Germany”), and Dariusz Kachel, an individual and sole proprietor of the e.K. (“Kachel”), which Original Agreement is described in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on November 27, 2017, as amended.

On December 22, 2017, the Company, CoinTracking, LLC, a Nevada limited liability company and wholly-owned subsidiary of the Company (“CoinTracking”), Kachel Holding GmbH, an entity formed under the laws of Germany (“Kachel Holding”), and Kachel entered into an Equity Purchase Agreement (the “German Agreement”) in compliance with and subject to the laws of Germany, which German Agreement expressly terminates and supersedes the Original Agreement. Pursuant to the terms of the German Agreement, (i) CoinTracking agreed to purchase from Kachel Holding 12,525 shares of CoinTracking GmbH, an entity formed under the laws of Germany (the “GmbH”), representing 50.1% of the equity interests in the GmbH, for a purchase price of (a) $4,736,400 in cash, and (b) 473,640 shares of common stock of the Company, par value $0.001 per share, subject to adjustment. CoinTracking does not have the express right under the German Agreement to purchase additional equity interests in the GmbH on terms substantially similar to the initial equity purchase. The German Agreement was executed by the parties thereto before a notary public in Munich, Germany.

The transactions contemplated by the German Agreement are expected to be consummated on or about January 31, 2018 (the “Closing”), and are subject to customary conditions, representations, warranties and covenants by all parties thereto, and entry into the German commercial registry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CRYPTO COMPANY
Date: December 29, 2017
	By:	/s/ Michael Poutre
	Name:	Michael Poutre
	Title:	Chief Executive Officer